Exhibit 2.2

AMENDMENT TO THE

AFFILIATION AGREEMENT

This Amendment to the Affiliation Agreement (the "Amendment") is entered into and effective this 30th day of May, 2003 by and between Wayne Bancorp, Inc., an Ohio corporation ("Wayne") and Banc Services Corp., an Ohio corporation ("BSC").

WHEREAS, Wayne and BSC entered into an Affiliation Agreement dated December 9, 2002 (the "Affiliation Agreement") pursuant to which BSC is to merge with and into Wayne, with Wayne being the surviving corporation in the merger (the "Holding Company Merger"), and pursuant to which The Savings Bank and Trust Company, an Ohio state chartered bank and wholly-owned subsidiary of BSC, is to merge with and into Chippewa Valley Bank, an Ohio state chartered bank and wholly-owned subsidiary of Wayne, with Chippewa Valley Bank being the surviving bank of the merger (the "Subsidiary Merger").

WHEREAS, Wayne and BSC have agreed that the Holding Company Merger shall be effective May 31, 2003 and that the Subsidiary Merger shall be effective June 30, 2003.

WHEREAS, Wayne and BSC desire to amend the Affiliation Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

1.

All defined terms not expressly defined in this Amendment shall have the meaning set forth in the Affiliation Agreement.

2.

The definition of "Closing Value" set forth in Section 1.3.1 of the Affiliation Agreement is hereby amended to read as follows:

The "Closing Value" shall mean the 4:00 p.m. Eastern Time closing price per share of Wayne Common Stock on the Nasdaq SmallCap Market on the last Nasdaq SmallCap Market trading day preceding the Effective Time.

3.

The third sentence of Section 1.6 of the Affiliation Agreement is hereby amended to read as follows:

Effective at the close of business on June 30, 2003, Chippewa will be merged with the Subsidiary (the "Subsidiary Merger"), with Chippewa continuing its corporate existence under the laws of the State of Ohio under the name "Savings Bank & Trust" (referred to herein as the "Surviving Subsidiary").

4.

The fifth sentence of Section 1.8.1 of the Affiliation Agreement is hereby amended to read as follows:

At the effective time of the Subsidiary Merger, the size of the Board of Directors of the Surviving Subsidiary shall be increased to fifteen members and Wayne, as the sole shareholder of the Surviving Subsidiary, shall elect all of the existing members of the Chippewa Board of Directors and all of the existing members of the Subsidiary's Board of Directors to the Surviving Subsidiary Board of Directors, the effect of which shall be the surviving Board of Directors consisting of both the Subsidiary Board members existing prior to the Merger combined with the Chippewa Board members existing prior to the Merger.

5.

Section 1.8.2 of the Affiliation Agreement is hereby amended to read as follows:

At the effective time of the Subsidiary Merger, Rod C. Steiger shall assume the position of President and Chief Executive Officer of the Surviving Subsidiary and Philip S. Swope shall assume the officer position of Chairman of the Surviving Subsidiary Board of Directors.  Other officers of the Surviving Subsidiary shall be determined by the full Board of Directors of the Surviving Subsidiary following the Subsidiary Merger.

6.

The third sentence of Section 1.12 of the Affiliation Agreement is hereby amended to read as follows:

The filing of the instruments of merger necessary to effect the Merger of the Subsidiary with and into Chippewa shall be filed with the Ohio Division of Financial Institutions on or before June 30, 2003.

7.

This Amendment does not alter or amend any term or provision of the Affiliation Agreement not specifically and expressly amended by this Amendment and all such terms and provisions shall continue unaffected.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Affiliation Agreement to be executed by their respective duly authorized officers, as of the date set forth above.

WAYNE BANCORP, INC.

By:

/s/David P. Boyle

David P. Boyle

President and CEO

BANC SERVICES CORP.

By:

/s/Rod C. Steiger

Rod C. Steiger

President and CEO